STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 21 day of June, 2001, by and between Lancer Offshore, Inc., a Curasao, Netherland Antilles corporation (the "Buyer"), and Method Products Corporation, a Florida corporation (the "Company"), relating to the acquisition by and issuance to the Buyer of 10,000,000 shares of the Company's Common Stock, par value $. 0001 per share (the "Common Stock"), along with 10,000,000 Warrants at $.08 and 10,000,000 Warrants at $.12 exercisable until June 21, 2004, all Warrant Agreements to be executed under separate agreement ("the Warrants").

                              W I T N E S S E T H:
                              --------------------

      WHEREAS, the Company has sufficient shares of Common Stock authorized; and

      WHEREAS, the Buyer desires to purchase and the Company desires to sell to the Buyer an aggregate of 10,000,000 of its Common Stock and the Warrants, such purchase to be upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                       I.

                SALE AND PURCHASE OF SHARES AND OTHER AGREEMENTS

      1.1 Sale and Purchase of Shares. The Company hereby agrees to sell and transfer to the Buyer 10,000,000 shares of Common Stock of the Company and the Warrants in the form attached hereto as Exhibit A. The Buyer agrees to purchase the Common Stock from the Company at a purchase price of $.05 per share ("Share Price") or an aggregate purchase price of $500,000, payable via wire transfer upon execution hereof.

      1.2 Investment Intent and Legends. The Common Stock and underlying securities have not been registered under the Securities Act of 1933, as amended, and may not be resold unless the Common Stock and underlying securities are registered under such Act or an exemption from such registration is available. The Buyer represents and warrants that it is acquiring the Common Stock and underlying securities for its own account for investment and not with a view to the sale or distribution thereof. Each certificate representing such securities will have a legend thereon incorporating language as follows:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The securities have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the securities under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required by the Act."

      1.3 Right of First Refusal. For a period of three (3) years from the date hereof the Company agrees to provide the Buyer with the opportunity, on 30 days' prior written notice, to participate on the same terms and conditions as any other purchaser in connection with any private financing undertaken by the Company.

      1.4 Nomination of Directors, At the request of the Buyer, the Company agrees to recommend to its stockholders and use its best efforts to have two (2) individuals designated by the Buyer to be elected as directors of the Company. In addition, Mr. Bruce Cowen shall have visitation rights to all Board of Director and Committee meetings.

      1.5 The Company shall distribute its internally prepared monthly financial statements within 30 days of the previous month's end to the Buyer.

      1.6 Cash disbursements over $5,000, except for vendor purchases, shall be approved in advance by a Buyer's representative to be designated prior to closing.

      1.7 Mark Antonucci, Mark Weitsman and Michael Beaubien (Exhibit B-1, B-2, B-3) shall execute a Lock-Up Agreement to June 12, 2003.

      1.8 In the event that the Company shall sell or issue any Common Shares or Convertible Securities (including, without limitation, warrants, options, etc.) at a per share price below the Share Price, the Share Price shall be immediately and automatically reduced to such lower price and the number of Common Stock purchased in the Agreement shall be proportionally increased, as to the same economic benefit originally granted to the Buyer. (Example: 10,000,000 Shares at $.05 per share would result in $500,000 to the Company. Should the Share Price be reduced to say $.03 per share, then the number of shares to be issued would then be increased to 16,666,667 "Price Protection".)

      1.9 Mark Antonucci's (the Company's CEO) Employment Contract shall be extended for an additional two (2) years.

      1.10 The Company shall obtain D&O Insurance within sixty (60) days of closing by the Buyer.

                                       II.

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      The Company makes to the Buyer the following representations and warranties:

      2.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated. The Company has full corporate power and other authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and is the valid and binding obligation of the Company enforceable in accordance with its terms. Neither the execution nor the consummation of this Agreement will conflict with or result in a breach or default under, or result in the creation of any lien, security interest, charge or encumbrance upon the Common Stock and the underlying securities, or any of the properties or assets of the Company as a result of the terms, conditions or provisions of any contract, note, mortgage or any other agreement, instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound.

      2.2 Capitalization. The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $.0001 par value per share, of which 10,577,773 shares are presently issued and outstanding. The Company has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of the Company except as previously discussed in the Company's reports filed under the Securities Exchange Act of 1934 or otherwise disclosed to the Buyer.

      2.3 Properties. The Company has good and unencumbered title to and the right to the use of all of its properties and assets.

      2.4 Disclosure and Liabilities. Except with respect to the liabilities and obligations disclosed in such periodic reports, the Company has no material liabilities, obligations or commitments of any nature, whether liquidated or unliquidated, absolute or contingent.

      2.5 Delivery of Periodic Reports; Compliance with 1934 Act. The Company has provided the Buyer with access to all of its periodic reports filed with the Securities and Exchange Commission. The Company has filed all required periodic reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934 as a result of having been registered under Section 12(g) of that Act. All reports filed pursuant to such Act are complete and correct in all material respects.

      2.6 Full Disclosure. No representation or warranty by the Company in this Agreement or in any exhibit or document to be delivered pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not material misleading or necessary to a complete and correct presentation of all material aspects of the business of the Company which would materially adversely affect the business of the Company and the transactions contemplated hereby.

                                      III.

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      3.1 Survival of Representations and Warranties. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company, the Company shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any document delivered to the Buyer by the Company or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof for twelve (12) months following the date hereof.

      3.2 Obligation of the Company to Indemnify. Subject to the limitations on the survival of representations and warranties contained herein, the Company hereby agrees to indemnify, defend and hold harmless the Buyer from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys, fees and disbursements) based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

                                       IV.

                                  MISCELLANEOUS

      4.1 Entire Agreement. This Agreement (including the Recitals and any Exhibits hereto) contains the entire agreement among the parties with respect to the purchase of the Common Stock and related transactions and supersedes all prior agreements, written or oral, with respect thereto.

      4.2. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

      4.3 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      4.4 No Assignment, This Agreement is not assignable except by operation of law.

      4.5 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      4.6 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one and the same documents.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

      Lancer Offshore, Inc.
      the Buyer)


      By:  /s/ Michael Lauer, Investment Manager
          --------------------------------------


      Method Products Corp.
      (the Company)


      By:  /s/ Mark Antonucci
          -------------------------
               Mark Antonucci